Exhibit 99.1

Jaguar Health CEO and Board Members Invest in Bridge Financing

San Francisco, CA (June 5, 2019): Jaguar Health, Inc. (NASDAQ: JAGX) (“Jaguar” or the “Company”), a commercial stage pharmaceutical company focused on developing novel, sustainably derived gastrointestinal products on a global basis, announced today that Lisa Conte, Jaguar’s president and chief executive officer, James Bochnowski, chairman of the Company’s board of directors, and Jonathan Siegel, a member of the Company’s board of directors, have participated in the Company’s bridge financing transaction by entering into securities purchase agreements as part of the offering described below.

On March 18, 2019, Jaguar began entering into securities purchase agreements (each, a “Securities Purchase Agreement”) with selected accredited investors (each, an “Investor”), pursuant to which the Company may issue up to $5.5 million aggregate principal amount of promissory notes (collectively, the “Notes”) to such Investors. The Company will use the proceeds for working capital and other general corporate purposes. As an inducement for entering into the Securities Purchase Agreement, each Investor also received warrants exercisable for shares of common stock. The details of this transaction are further described in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on March 22, 2019.

The initial offering closed on March 18, 2019, and as of June 4, 2019, approximately $4.3 million aggregate principal amount of Notes were issued in offerings, including the Notes issued to Conte, Bochnowski, and Siegel, and the proceeds from such offerings were paid to the Company.

About Jaguar Health, Inc.

Jaguar Health, Inc. is a commercial stage pharmaceuticals company focused on developing novel, sustainably derived gastrointestinal products on a global basis. Our wholly-owned subsidiary, Napo Pharmaceuticals, Inc., focuses on developing and commercializing proprietary human gastrointestinal pharmaceuticals for the global marketplace from plants used traditionally in rainforest areas. Our Mytesi® (crofelemer) product is approved by the U.S. FDA for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy.

For more information about Jaguar, please visit jaguar.health. For more information about Napo, visit napopharma.com.

About Mytesi®

Mytesi (crofelemer) is an antidiarrheal indicated for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy (ART). Mytesi is not indicated for the treatment of infectious diarrhea. Rule out infectious etiologies of diarrhea before starting Mytesi. If infectious etiologies are not considered, there is a risk that patients with infectious etiologies will not receive the appropriate therapy and their disease may worsen. In clinical studies, the most common adverse reactions occurring at a rate greater than placebo were upper respiratory tract infection (5.7%), bronchitis (3.9%), cough (3.5%), flatulence (3.1%), and increased bilirubin (3.1%).

See full Prescribing Information at Mytesi.com. Crofelemer, the active ingredient in Mytesi, is a botanical (plant-based) drug extracted and purified from the red bark sap of the medicinal Croton lechleri tree in the Amazon rainforest. Napo has established a sustainable harvesting program for crofelemer to ensure a high degree of quality and ecological integrity.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” These include statements regarding the Company’s planned clinical and commercial milestones. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Source: Jaguar Health, Inc.

Contact:

Peter Hodge

Jaguar Health, Inc.

phodge@jaguar.health

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